Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Brian Shannon
October 29, 2008		713.849.9911
		bshannon@flotekind.com

Flotek Industries Announces Appointment of Jesse E. Neyman to Senior

Vice President and Chief Financial Officer

HOUSTON, October 29, 2008 – Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today that Jesse E. “Jempy” Neyman has been appointed Senior Vice President and Chief Financial Officer.

Mr. Neyman has served as Vice President of Business Development for Flotek since December 2006. During this time Mr. Neyman has successfully negotiated the acquisitions of Teledrift, Inc., Sooner Energy Services and the remaining fifty percent stake of CAVO Drilling Motors Ltd. Co. In addition, Mr. Neyman negotiated a royalty buyout obligation of Total Well Solutions, LLC. Mr. Neyman was an integral part of Flotek’s success in securing $115 million convertible senior notes to fund the Teledrift acquisition. Mr. Neyman has participated actively with investors, analysts and developed relationships with Flotek’s commercial and investment bankers.

Before joining Flotek, Mr. Neyman held several senior management positions, including CEO of CGAS, Inc., an Ohio E&P company, President of Enron Wind and various other Enron subsidiaries. Mr. Neyman possesses extensive knowledge of the energy sector and financial industry having spent over a decade in both. Mr. Neyman holds a Bachelor of Science in international affairs from the United States Air Force Academy, Bachelor of Science equivalent in meteorology from the University of Texas for the United States Air Force, a Master of Science degree from the University of Utah in diffusion theory, and a Masters of Business Administration from Southern Illinois University-Edwardsville.

Jerry Dumas, Sr., Chairman of the Board, CEO and President, stated, “Jempy Neyman has been an integral part of Flotek’s growth and success over the past two years and shown he is a man of honor and integrity. I have enjoyed immensely working with Jempy and it is my pleasure to welcome him into this expanded role.”

Mr. Neyman commented, “I am honored by the confidence placed in me by the Board of Directors and management of Flotek to assume this expanded role in our Company. I look forward to our continued successful growth together at Flotek.”

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.